UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2017

TRANSMONTAIGNE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32505	34-2037221
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1670 Broadway, Suite 3100, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-626-8200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01      Entry into a Material Definitive Agreement.

West Coast Acquisition

On November 2, 2017, a wholly owned operating company subsidiary of TransMontaigne Partners L.P. (the “Partnership”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which the Partnership will purchase the Martinez Terminal and Richmond Terminal (collectively, the “West Coast Terminal Facilities”) from Plains Products Terminals LLC (“Plains”), a wholly owned subsidiary of Plains All American Pipeline, L.P., for a total purchase price of $275 million (the “West Coast Acquisition”). The West Coast Terminal Facilities are two waterborne refined product and crude oil terminals with a total of 64 storage tanks with approximately 5.4 million barrels of aggregate storage capacity and have extensive connectivity to domestic and international crude oil and refined products markets through significant marine, pipeline, truck and rail logistics capabilities.

The Partnership intends to fund the purchase price of the West Coast Acquisition with proceeds from the public offering of common units, as described in 7.01 of this Current Report, and cash available from other sources.

Our obligation to consummate the West Coast Acquisition is subject to certain conditions, including, among others, (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any order or legal restraint prohibiting the consummation of the West Coast Acquisition, (iii) delivery of certificates and certain ancillary transaction agreements (as described further below), (iv) the absence of a material adverse effect (as defined in the Purchase Agreement) and (v) receipt of certain governmental authorizations and third party consents. The Purchase Agreement generally contains customary representations and warranties and covenants.  We and Plains have agreed to indemnify each other and our and its respective affiliates and other representatives against certain losses resulting from any breach of their representations, warranties or covenants contained in the Purchase Agreement, subject to certain limitations and survival periods. We have agreed to indemnify Plains for all pre-closing environmental liabilities arising out of the West Coast Terminal Facilities and Plains also has agreed to indemnify us for certain specified liabilities.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing description of the Purchase Agreement is qualified in its entirety by reference to such exhibit. The Purchase Agreement is filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement were made as of the date of the Purchase Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual statements of fact about the parties.

Item 2.02      Results of Operations and Financial Condition.

On November 8,  2017, the Partnership announced its financial results for the three and nine months ended September 30, 2017.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 2.02, including Exhibit 99.1, is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this current report shall not be incorporated by reference into any registration or other document pursuant to the Securities Act of 1933, as amended.

Item 7.01. Regulation FD Disclosure.

On November 8, 2017, the Partnership issued a press release announcing its entry into the Purchase Agreement.  A copy of the press release is furnished as Exhibit 99.2 hereto and is incorporated herein by reference.

On November 8, 2017, the Partnership issued a press release announcing that, subject to market and other conditions, the Partnership intends to commence a public offering of 2,500,000 Common Units.  A copy of the press release is furnished as Exhibit 99.3 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Asset Purchase Agreement, dated November 2, 2017, by and between Plains Products Terminals LLC and TransMontaigne Operating Company L.P.
99.1	Press Release Regarding Financial Results for the Quarter Ended September 30, 2017
99.2	Press Release Regarding West Coast Acquisition
99.3	Press Release Regarding Public Offering of Common Units

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TRANSMONTAIGNE PARTNERS L.P.

	By:	TransMontaigne GP L.L.C., its general partner

Date: November 8, 2017	By:	/s/ Michael A. Hammell
Michael A. Hammell
Executive Vice President, General Counsel and Secretary